Exhibit 10.4

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

March 25, 2013

among

MALLINCKRODT INTERNATIONAL FINANCE S.A.,

Borrower

from the Effective Date,

MALLINCKRODT PLC,

Parent Guarantor

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

Administrative Agent

GOLDMAN SACHS BANK USA,

Syndication Agent

J.P. MORGAN SECURITIES LLC

and

GOLDMAN SACHS BANK USA

Joint Bookrunners and Joint Lead Arrangers

i

SCHEDULES:

Schedule 2.01 – Commitments
Schedule 2.05 – Initial Issuing Banks
Schedule 3.14 – Subsidiaries
Schedule 6.01 – Existing Indebtedness

Schedule 6.02 – Existing Liens
EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Parent Guarantor Supplement
Exhibit C – Form of Secretary Certificate for Parent Guarantor
Exhibit D – Form of Wachtell, Lipton, Rosen & Katz Legal Opinion on Effective Date
Exhibit E – Form of Arthur Cox Legal Opinion on Effective Date

CREDIT AGREEMENT dated as of March 25, 2013 among MALLINCKRODT INTERNATIONAL FINANCE S.A., a public limited liability company (société anonyme), having its registered office at 3b boulevard Prince Henri, L-1724 Luxembourg, registered with the Luxembourg trade and companies register under number B.172865, the LENDERS party hereto, JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent, and, from the Effective Date, MALLINCKRODT PLC.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Additional Lender” has the meaning assigned to such term in Section 2.20.

“Adjusted Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) Consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iii) any extraordinary charges, expenses or losses, (iv) net after-tax losses (including all fees and expenses or charges relating thereto) on sales of assets outside the ordinary course of business and net after-tax losses from discontinued operations, (v) net after-tax losses (including all fees and expenses or charges relating thereto) on the retirement of debt and (vi) any other nonrecurring or non-cash charges, expenses or losses (including charges, fees and expenses or charges, fees and expenses incurred in connection with the Spinoff Transactions), and minus (b) without duplication and to the extent included in determining such Consolidated Net Income of the Parent Guarantor and its Subsidiaries (i) any extraordinary income or gains, (ii) net after-tax gains (less all fees and expenses or charges relating thereto) on the sales of assets outside of the ordinary course of business and net after-tax gains from discontinued operations, (iii) any net after-tax gains (less all fees and expenses or charges relating thereto) on the retirement of debt and (iv) any other nonrecurring or non-cash income or gains, all as determined on a Consolidated basis. For the purposes of calculating the Leverage Ratio as of the end of any period, if during such period the Parent Guarantor or any of its Subsidiaries shall have consummated a Specified Transaction (as defined below), Adjusted Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Specified Transaction occurred on the first day of such period. For purposes hereof, “Specified Transaction” means any transaction or series of related transactions occurring after the Effective Date, resulting in (a) the acquisition or disposition of all or substantially all of the assets of a Person, or of any line of business or division of a Person, (b) the acquisition or disposition of in excess of 50% of the Equity Interests of any Person or (c)

a merger or consolidation or any other combination with another Person (other than the Parent Guarantor or any of its Subsidiaries); provided that the Spinoff Transactions (including, for the avoidance of doubt, any transfer of the stock of certain entities holding the assets, liabilities and operations of the pharmaceutical business of Covidien plc and its subsidiaries, and any transfer and assignment of certain related assets and liabilities of Covidien plc or its subsidiaries to the Parent Guarantor and its Subsidiaries in connection therewith) shall be deemed a Specified Transaction.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates) in its capacity as administrative agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Article 8.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Site” means the Intralinks or other electronic platform site established by the Administrative Agent to administer this Agreement.

“Alternative Currency” means British Pound Sterling, Canadian Dollar, Euro or Swiss Franc.

“Alternative Currency Borrowing” means a Eurocurrency Borrowing that is made in an Alternative Currency pursuant to the applicable Borrowing Request.

“Alternative Currency Loan” means a Eurocurrency Loan that is made in an Alternative Currency pursuant to the applicable Borrowing Request.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.19 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread” or “Facility Fee Rate”, as the case may be, based upon the Index Debt Ratings by Moody’s and S&P, respectively, applicable on such date:

Index Debt Rating
Category	Moody’s	S&P	Eurocurrency Spread	Facility Fee Rate
1	Baa2 (or higher)	BBB (or higher)	107.5 bps	17.5 bps
2	Baa3	BBB-	127.5 bps	22.5 bps
3	Ba1	BB+	150.0 bps	25.0 bps
4	Ba2	BB	170.0 bps	30.0 bps
5	Ba3 (or lower)	BB- (or lower)	237.5 bps	37.5 bps

For purposes of the foregoing, (i) if the Index Debt Ratings established or deemed to have been established by Moody’s and S&P shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; (ii) if either Moody’s or S&P (but not both) shall not have in effect an Index Debt Rating, then (x) if such rating agency shall cease to be in the business of rating corporate debt obligations or if the Borrower has used commercially reasonable efforts to maintain Index Debt Ratings from both S&P and Moody’s, then the Moody’s or S&P rating that remains shall determine the applicable Category and (y) otherwise, the Applicable Rate shall be determined by reference to the Category next below that of the remaining rating; and (iii) if neither Moody’s nor S&P shall have in effect an Index Debt Rating, the Applicable Rate shall be determined by reference to Category 5. If the Index Debt Ratings established or deemed to have been established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld or delayed).

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, as at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, examiner, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization, examinership or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Mallinckrodt International Finance S.A., a public limited liability company (société anonyme) organized and established under the laws of

Luxembourg, having its registered office at 3b, boulevard Prince Henri, L-1724 Luxembourg, registered with the Luxembourg Companies Register under number B.172865.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, denominated in the same currency and as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“British Pound Sterling” means the lawful currency of the United Kingdom.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City and in Luxembourg are authorized or required by law to remain closed and shall also exclude any day on which banks are not open for dealings in deposits in the relevant Alternative Currency in the London interbank market or the principal financial center of such Alternative Currency.

“Canadian Dollar” means the lawful currency of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control” means at any time after the Effective Date, (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent Guarantor; (b) the Parent Guarantor shall cease to own 100% of the Equity Interests of the Borrower; or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors by Persons who (i) were not members of the board of directors of the Parent Guarantor on the Effective Date and (ii) whose election to the board of directors of the Parent Guarantor or whose nomination for election by the stockholders of the Parent Guarantor was approved by a majority of the members of the board of directors of the Parent Guarantor then still in office who were either members of the board of directors on the Effective Date or whose election or nomination for election was previously so approved.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Closing Date” has the meaning assigned to such term in Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $250,000,000.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Interest Expense” means, for any fiscal period (without duplication) the Consolidated interest expense of the Parent Guarantor and its Subsidiaries for such period.

“Consolidated Net Income” means, for any fiscal period, the Consolidated net income of the Parent Guarantor for such period.

“Consolidated Net Tangible Assets” means, at any date, the total amount of assets (less applicable reserves and other properly deductible items) after deducting (a) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date of which the amount is being determined) and (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent balance sheet of the Parent Guarantor and its Consolidated Subsidiaries and determined in accordance with GAAP.

“Consolidated Total Assets” means, at any date, the total assets of the Parent Guarantor and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Consolidated Total Debt” means at any date all Indebtedness of the Parent Guarantor and its Subsidiaries at such date on a Consolidated basis, excluding Indebtedness under clause (h) or (i) of the definition thereof other than amounts that are drawn and unreimbursed or clause (e) or (f) of the definition thereof to the extent related to any Indebtedness that would not otherwise constitute Consolidated Total Debt.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Affiliate” has the meaning assigned to such term in Section 3.11(b).

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender, each other Lender and their respective Affiliates.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that, subject to Section 2.19, (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has an indirect parent company that has, become the subject of a Bankruptcy Event. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding as to such Lender absent demonstrable error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19) upon delivery of written notice of such determination to the Borrower and each other Lender.

“Dollar Amount” means, at any time:

(a) with respect to any Loan denominated in Dollars, the principal amount thereof then outstanding;

(b) with respect to any Alternative Currency Loan, the principal amount thereof then outstanding in the relevant Alternative Currency, converted to Dollars in accordance with Section 2.21(a); and

(c) with respect to any Letter of Credit or LC Disbursement, (i) if denominated in Dollars, the amount thereof and (ii) if denominated in an Alternative Currency, the amount thereof converted to Dollars in accordance with Section 2.21(b).

“Dollars” or “$” means the lawful currency of the United States of America.

“Effective Date” has the meaning assigned to such term in Section 4.02.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent Guarantor or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan, (c) a determination that any Plan is or is reasonably expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (e) the incurrence by the Parent Guarantor, its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA (other than non-delinquent premiums payable to the PBGC under Sections 4006 and 4007 of ERISA), (f) the termination, or the filing of a notice of intent to terminate, any Plan pursuant to Section 4041(c) of ERISA, (g) the receipt by the Parent Guarantor, its Subsidiaries or any of their respective ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (h) the cessation of operations at a facility of the Parent Guarantor, its Subsidiaries or any of their respective ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA, (i) conditions contained in Section 303(k)(1)(A) of ERISA for imposition of a lien shall have been met with respect to any Plan, (j) the receipt by the Parent Guarantor, its Subsidiaries or any of their respective ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Parent Guarantor, its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is reasonably expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA), or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 304 of ERISA), (k) the occurrence of a non exempt “prohibited transaction” with respect to which the Parent Guarantor or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) or with respect to which the Parent Guarantor or any such Subsidiary or their ERISA Affiliates could otherwise be liable or (l) any Foreign Benefit Event.

“Euro” means the single lawful currency of the Participating Member States, introduced at the start of the third stage of the European economic and monetary union under the Treaty establishing the European Community (signed in Rome on 25 March 1957) as amended.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article 7.

“Exchange Rate” means, on any day, with respect to any Alternative Currency, the rate at which such Alternative Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., London time, on such date on the Reuters World Currency Page for such Alternative Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Alternative Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Alternative Currency on the London market at 11:00 a.m., London time, on such date for the purchase of Dollars with such Alternative Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Non-U.S. Lender, any U.S. withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender becomes a party hereto (other than pursuant to an assignment request by Borrower under Section 2.18) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) in the case of any Recipient that is a U.S. Person, U.S. backup withholding taxes imposed on such Recipient on payments to such Recipient under the Agreement; (d) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f); and (e) any U.S. Federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” has the meaning assigned to such term in Section 3.12.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financial Statements” means the financial statements to be furnished pursuant to Sections 5.01(a) and 5.01(b).

“GAAP” means generally accepted accounting principles in the United States of America.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any material liabilities by the Parent Guarantor or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by the Parent Guarantor or any of the Subsidiaries, or the imposition on the Parent Guarantor or any of the Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Pension Plan” shall mean any benefit plan that under applicable law other than the laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlement or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Increasing Lender” has the meaning assigned to such term in Section 2.20.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (except any such obligation that constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (except for (i) trade and similar accounts payable and accrued expenses, (ii) employee compensation, deferred compensation and pension obligations, and other obligations arising from employee benefit programs and agreements or other similar employment arrangements, (iii) obligations in respect of customer advances received and (iv) obligations in connection with earnout and holdback agreements, in each case in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) the principal component of all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Ineligible Institution” has the meaning assigned to it in Section 10.04(c).

“Index Debt Rating” means (x) with respect to Moody’s, the “Corporate Family Rating” for the Parent Guarantor and (y) with respect to S&P, the “Corporate Credit Rating” for the Parent Guarantor.

“Information Memorandum” means the Confidential Information Memorandum dated February 2013 relating to the Borrower and the Transactions.

“Initial Issuing Bank” means each Person listed on Schedule 2.05.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted Consolidated EBITDA to (b) the Consolidated Interest Expense of the Parent Guarantor and its Subsidiaries, in each case, for the period of four consecutive fiscal quarters of the Parent Guarantor (i) ended in the case of Section 6.09(b), on such date and (ii) otherwise, then last ended for which financial statements have been delivered or were required to have been delivered pursuant to Section 5.01(a) or 5.01(b).

“Interest Payment Date” means (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (b) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means (a) with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means each Initial Issuing Bank and any other Lender that may agree to issue Letters of Credit hereunder and is reasonably acceptable to the Administrative Agent, each in its capacity as the issuer of Letters of Credit hereunder, and each of its successors in such capacity as provided in Section 2.05(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. References to “the Issuing Bank” in connection with any Letter of Credit are references to the particular Issuing Bank which has issued, or is requested to issue, such Letter of Credit.

“Joint Lead Arrangers” means the institutions so identified on the cover page hereof, acting in such capacity.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate Dollar Amount of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Sublimit” means (x) for each Initial Issuing Bank, the amount set forth opposite such Issuing Bank’s name on Schedule 2.05 or (y) for each other Issuing Bank, the amount agreed by the Borrower and such Issuing Bank.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.20, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of such period to (b) Adjusted Consolidated EBITDA for the period of four consecutive fiscal quarters of the Parent Guarantor (i) ended in the case of Section 6.09(a), on such date and (ii) otherwise, then last ended for which financial statements have been delivered or were required to have been delivered pursuant to Section 5.01(a) or 5.01(b).

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, (x) two Business Days prior to the commencement of such Interest Period with respect to any Eurocurrency Borrowing denominated in Dollars or an Alternative Currency (other than British Pounds Sterling) and (y) on the same day, with respect to any Eurocurrency Borrowing denominated in British Pounds Sterling, as the rate for deposits in the applicable currency in the London interbank market with a maturity comparable to such Interest Period. In the event that such rate does not appear on such page (or on any such successor or substitute page), the “LIBO Rate” shall be determined by reference to such other publicly available service for displaying interest rates for deposits in such currency in the London interbank market as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which deposits in such currency of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent to major banks in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, (x) two Business Days prior to the commencement of such Interest Period with respect to any Eurocurrency Borrowing denominated in Dollars or an Alternative Currency (other than British Pounds Sterling) and (y) on the same day, with respect to any Eurocurrency Borrowing denominated in British Pounds Sterling.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Documents” means this Agreement (including without limitation, schedules and exhibits thereto), the Parent Guarantor Supplement, any Subsidiary Guaranty and any promissory notes issued to any Lender hereunder, and amendments, modifications or supplements thereto or waivers thereof.

“Loan Parties” means (i) prior to the Effective Date, the Borrower and (ii) from the Effective Date, the Parent Guarantor, the Borrower and each Subsidiary Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Companies Register” means the Luxembourg Register of Commerce and Companies.

“Luxembourg Insolvency Event” means, in relation to any Luxembourg Loan Parties or any substantial portion of their assets, any corporate action, legal proceedings or other procedure or step initiated by a Luxembourg Loan Party or any unfavorable judgment of any court of competent jurisdiction against any Luxembourg Loan Party in relation to bankruptcy (faillite) or judicial or voluntary liquidation (liquidation judiciaire ou volontaire).

“Luxembourg Loan Party” means a Loan Party having its registered office in Luxembourg.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets or condition (financial or otherwise) of the Loan Parties and the Subsidiaries taken as a whole or (b) the validity or enforceability of any Loan Document or the rights or remedies of the Credit Parties thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $75,000,000.

“Maturity Date” means the earlier of (x) the fifth anniversary of the Effective Date and (y) June 30, 2018, or, if such day is not a Business Day, the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Parent Guarantor” means Mallinckrodt plc, a public limited company incorporated in Ireland with registered number 522227.

“Parent Guarantor Supplement” means a supplement to this Agreement, substantially in the form of Exhibit B hereto.

“Participant” has the meaning assigned to such term in Section 10.04.

“Participant Register” has the meaning assigned to such term in Section 10.04(d).

“Participating Member States” means those members of the European Union from time to time which adopt a single, shared currency.

“PATRIOT Act” has the meaning assigned to such term in Section 10.18.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days (or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Liens) or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business (i) in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent Guarantor or any Subsidiary;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (l) of Article 7; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent Guarantor or any Subsidiary;

(g) Liens (i) of a collection bank on items in the course of collection, (ii) attaching to trading accounts or brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of setoff) or which are customary in the banking industry, (iv) attaching to other prepayments, deposits or earnest money in the ordinary course of business and (v) attaching to cash collateral posted pursuant to a Swap Agreement, or a letter of credit agreement entered into in the ordinary course of business;

(h) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(i) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of inventory or goods;

(j) interest or title of a lessor, lessee, sublessor or sublessee under any lease or sublease permitted hereunder (other than a capital lease) and any interest or title of a licensor, licensee, sublicensor or sublicensee under any license or sublicense permitted hereunder;

(k) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Parent Guarantor or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(l) purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements (or any similar precautionary filings) relating solely to operating leases of personal property entered into in the ordinary course of business;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods; and

(n) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Register” has the meaning assigned to such term in Section 10.04.

“Registration Statement” means the registration statement on Form 10 filed by the Parent Guarantor with the SEC on March 15, 2013 pursuant to the Securities Act in connection with the distribution of ordinary shares of the Parent Guarantor to the shareholders of Covidien plc.

“Regulations U and X” means, respectively, Regulations U and X of the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50.0% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent, any Lender that is the Borrower, or any Affiliate of the Borrower shall be disregarded.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, secretary, assistant secretary or managing director of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent Guarantor or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Parent Guarantor or any option, warrant or other right to acquire any such Equity Interests in the Parent Guarantor.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding Dollar Amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“S&P” means Standard & Poor’s Ratings Group, Inc.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.07.

“Sanctions” has the meaning assigned to such term in Section 3.11(a).

“SEC” means the Securities and Exchange Commission of the United State of America or any successor thereto.

“Significant Subsidiary” means, at any date, (a) the Borrower, (b) any other Subsidiary which as of the last day of the fiscal year of the Parent Guarantor most recently ended, has assets with a value equal to or in excess of 15% of Consolidated Total Assets or Adjusted EBITDA representing at least 15% of Adjusted EBITDA of the Parent Guarantor and the Restricted Subsidiaries on a Consolidated basis as of such date and (c) any other Subsidiary that is the direct or indirect parent of a Subsidiary described in clause (b) of this definition.

“Spinoff Transactions” means the transactions consummated in connection with the “distribution” of ordinary shares of the Parent Guarantor to shareholders of Covidien plc and the “separation” of Covidien plc’s pharmaceuticals business as set forth in (and as such terms are defined in) the Registration Statement.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those reserves imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, a corporation, partnership, joint venture, limited liability company or other entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly, through one or more intermediaries, or both, by the parent.

“Subsidiary” means (x) prior to the Effective Date, any subsidiary of the Borrower and (y) from and after the Effective Date, any subsidiary of the Parent Guarantor (including, for the avoidance of doubt, the Borrower).

“Subsidiary Guarantor” means each Subsidiary that has executed a Subsidiary Guaranty pursuant to Section 5.09.

“Subsidiary Guaranty” means a guaranty entered into by a Subsidiary in form and substance reasonably satisfactory to the Administrative Agent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swiss Franc” means the lawful currency of Switzerland.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the execution, delivery and performance by each Loan Party of each Loan Document, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Transferred Business” has the meaning assigned to such term in Section 3.04(a).

“Unfunded Pension Liability” means, with respect to any Plan at any time, the amount of any of its unfunded benefit liabilities as defined in Section 4001(a)(18) of ERISA.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Guarantor, the Borrower or any other Subsidiary at “fair value”, as defined therein.

Section 1.05. Currency Translation. For purposes of determining compliance with Section 6.01 and 6.02, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at currency exchange rates in effect on the date of such determination; provided, however, that no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Lien is incurred; provided further that if such Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount (plus an amount equal to accrued and unpaid interest and premium thereon and fees and expenses incurred, in connection with such refinancing) of such refinancing Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced. For purposes of determining any leverage ratio or interest coverage ratio, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 5.01(a) or 5.01(b).

Section 1.06. Luxembourg Terms. Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to the Borrower or any other Luxembourg Loan Parties, a reference to: (a) a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite) or liquidation; (b) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur; (c) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (d) a person being unable to pay its debts includes that person being a state of cessation de paiements; (e) creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire); (f) a guarantee includes any garantie which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code; and (g) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés).

ARTICLE 2

THE CREDITS

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of Eurocurrency Loans. Each Swingline Loan shall be a Eurocurrency Loan. Each Eurocurrency Loan may be denominated in Dollars or an Alternative Currency as the Borrower may elect pursuant to Section 2.03 below. Each Lender at its option may make or carry any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make or carry such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or result in any obligations of the Borrower to pay additional amounts under Section 2.14 or 2.15.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be (i) in the case of a Borrowing denominated in Dollars, in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) in the case of a Borrowing denominated in an Alternative Currency, in an aggregate amount in such Alternative Currency that is not less than 5,000,000 units of such Alternative Currency and an integral multiple of 1,000,000 units of such Alternative Currency provided that an Eurocurrency Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower, not later than 11:00 a.m., London time, four Business Days before the date of the proposed Borrowing, Each such Borrowing Request shall be irrevocable. Each such Borrowing Request shall be in writing and shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Eurocurrency Borrowing;

(ii) the currency of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans denominated in Dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request facsimile, not later than 11:00 a.m., London time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., London time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., London time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein and the limitations (if any) under applicable law, the Borrower may request the issuance of Letters of Credit denominated in Dollars or in an Alternative Currency as the applicant thereof for the support of its or its Subsidiaries’ or the Parent Guarantor’s obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than four Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the currency and amount in such currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $150,000,000, (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments and (iii) the aggregate amount of LC Exposure with respect to Letters of Credit issued by the Issuing Bank shall not exceed such Issuing Bank’s LC Sublimit.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit in the applicable currency of such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in the applicable currency of such Letter of Credit not later than 11:00 a.m., London time, on the Business Day immediately following the day that the Borrower receives notice of such L/C Disbursement; provided that if such LC Disbursement is denominated in Dollars and not less than $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.04 that such payment be financed with a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Eurocurrency Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include reference to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the

Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of Article 7. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

Section 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof (i) if such Borrowing is to be made in Swiss Francs by wire transfer of immediately available funds by 8:00 a.m., London time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders or (ii) if such Borrowing is to be made in Dollars or an Alternative Currency (other than Swiss Francs), not later than 12:00 noon (London time), in Dollars or such Alternative Currency (in such funds as may then be customary for the settlement of international transactions in such Alternative Currency), as applicable, to the account of the Administrative Agent as shall have most recently been designated by the Administrative Agent for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting or wire transferring the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Eurocurrency Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07. Interest Elections. (a) Each Revolving Borrowing shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to continue such Borrowing and may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable.

(c) Each Interest Election Request shall be in writing and shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing); and

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(iii) the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected a subsequent Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default under clause (a) or (b) of Article 7 has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing each Eurocurrency Borrowing shall be converted to a Eurocurrency Borrowing with an Interest Period of one month’s duration, at the end of the Interest Period applicable thereto.

Section 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed the total Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of any merger, consolidation, sale of assets or acquisition of assets, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least four Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the case of any inconsistency between the entries made in such accounts and the Register, the Register shall govern.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

Section 2.10. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without penalty or premium, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by facsimile of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing not later than 11:00 a.m., London time, four Business Days before the date of prepayment, or (ii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, London time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

Section 2.11. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the date that is the earlier of (x) 30 days after the Closing Date and (y) the Effective Date, to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in Dollars in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit in the applicable currency of such Letter of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee in the applicable currency of such Letter of Credit, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day) other than fees payable in British Pounds Sterling, which shall be computed on the basis of a year of 365 days (including in a leap year).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.12. Interest. (a) The Loans comprising each Eurocurrency Borrowing (including each Swingline Loan) shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraph of this Section and (ii) in the case of any other amount, 2% plus the rate applicable to a Eurocurrency Loan with a one-month Interest Period.

(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest payable in British Pounds Sterling shall be computed on the basis of a year of 365 days (including in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for deposits in the relevant currency for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate applicable to Eurocurrency Borrowings in the relevant currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period; then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the continuation of any Revolving Borrowing as a Eurocurrency Borrowing shall be ineffective.

Section 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes (including any change of rate of Excluded Taxes)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurocurrency Loan (or in the case of a Change in Law with respect to Taxes, any Loan) or of maintaining its obligation to make any such Loan or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time, upon the request of such Lender or Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall, after receipt of a written request of any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate such Lender for the loss, cost and expense attributable to such event (including any loss or expense arising from the redeployment of funds obtained by it to maintain such Eurocurrency Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any loss of anticipated profits). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16. Payments Free of Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The written demand shall include the original or a copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment or liability for such payment reasonably satisfactory to the Borrower or Administrative Agent (as applicable), together with a certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A) and (ii)(C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) upon the reasonable request of the Borrower or the Administrative Agent, executed originals of any form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(C) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments including additional amounts made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 2.16, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

Section 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment of principal of, and interest on, the Loans denominated in Dollars, LC Exposures denominated in Dollars, facility fees and participation fees denominated in Dollars, or amounts payable under Sections 2.14, 2.15 or 2.16, or otherwise, not later than 12:00 noon (London time) on the date when due, in Dollars in funds immediately available in London. The Borrower shall make each payment of principal of, and interest on, the Alternative Currency Loans and of LC Exposures and participation fees denominated in an Alternative Currency in the relevant Alternative Currency in such funds as may then be customary for the settlement of international transactions in such Alternative Currency. Each such payment shall be made without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its applicable payment offices for such currency, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the

Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 10.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any

Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate at par, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.14 or 2.16) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.19. Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and (b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.19(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 2.20. Optional Increase in Commitments.

(a) Following the Effective Date, the Borrower may, if it so elects, increase the aggregate amount of the Commitments, either by designating a financial institution not theretofore a Lender (an “Additional Lender”) to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent, the Issuing Bank and the Swingline Lender, which consent will not be unreasonably withheld), or by agreeing with an existing Lender that such Lender’s Commitment shall be increased. Upon execution and delivery by the Borrower and such Lender or other financial institution of an instrument in form reasonably satisfactory to the Administrative Agent, together with such evidence of appropriate corporate authorization and/or confirmations on the part of the Borrower and the Parent Guarantor with respect to the increased Commitments and such opinions of counsel for the Borrower and the Parent Guarantor with respect to the increased Commitments as the Administrative Agent may reasonably request, such existing Lender shall have a Commitment as therein set forth or such other financial institution shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder; provided:

(i) that the Borrower shall provide prompt notice of such increase to the Administrative Agent, who shall promptly notify the Lenders;

(ii) the conditions set forth in Section 4.03 shall be satisfied on and as of the effective date of any increase in Commitments pursuant to this Section 2.20;

(iii) that any such increase shall be in an amount which is a multiple of $10,000,000; and

(iv) that immediately after such increase is made, the aggregate amount of increases in the Commitments pursuant to this Section 2.20, shall not exceed $100,000,000.

(b) On the effective date of any increase in the aggregate amount of the Commitments pursuant to this Section 2.20, (i) each Additional Lender shall pay to the Administrative Agent an amount equal to its pro rata share of the aggregate outstanding Loans and (ii) any Lender (an “Increasing Lender”) whose Commitment has been increased shall pay to the Administrative Agent an amount equal to the increase in its pro rata share of the aggregate outstanding Loans, in each case such payments shall be for the account of each other Lender. Upon receipt of such amount by the Administrative Agent, (A) each other Lender shall be deemed to have ratably assigned that portion of its outstanding Loans that is being reduced to the Additional Lenders and the Increasing Lenders in accordance with such Lender’s new Commitment or the increased portion thereof as applicable and (B) the Administrative Agent shall promptly distribute to each other Lender its ratable share of the amounts received by the Administrative Agent pursuant to this paragraph. For the avoidance of doubt, no existing Lender shall have any obligation to participate in such increase except in its absolute and sole discretion.

Section 2.21. Currency Equivalents. (a) The Administrative Agent shall determine the Dollar Amount of each Alternative Currency Loan two Business Days prior to the date of such Borrowing (except with respect to Loans denominated in British Pounds Sterling, in which case the Dollar amount is determined on the date of such Borrowing) and shall promptly notify the Borrower and the Lenders of each Dollar Amount so determined by it. Each such determination shall be based on the Exchange Rate.

(b) The Administrative Agent shall determine the LC Exposure related to each Letter of Credit as of the date of issuance thereof and at three-month intervals after the date of issuance thereof. Each such determination shall be based on the Exchange Rate (i) on the date of the related notice of issuance, in the case of the initial determination in respect of any Letter of Credit and (ii) on the fourth Business Day prior to the date as of which such Dollar Amount is to be determined, in the case of any subsequent determination with respect to an outstanding Letter of Credit.

(c) If after giving effect to any such determination of a Dollar Amount, (x) the total Revolving Credit Exposures of all Lenders exceed the aggregate amount of the Commitments or (y) the aggregate Dollar Amount of Alternative Currency Loans and LC Exposures denominated in an Alternative Currency exceeds 105% of the Commitments, the Borrower shall within five Business Days prepay outstanding Loans (as selected by the Borrower and notified to the Lenders through the Administrative Agent not less than four Business Days prior to the date of prepayment) or take other action to the extent necessary to eliminate any such excess.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrower and, from the Effective Date, the Parent Guarantor, represents and warrants to the Lenders that:

Section 3.01. Organization; Powers. Each Loan Party is duly organized or formed, validly existing and (to the extent such concept is applicable to it) in good standing under the laws of the jurisdiction of its organization or incorporation (as applicable), has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is (to the extent such concept is applicable to it) in good standing in, every jurisdiction where such qualification is required.

Section 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate and, if required, stockholder action. Each Loan Document has been duly executed and delivered by each Loan Party party thereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not (x) violate any applicable law or regulation where any such violation would reasonably be expected to have a Material Adverse Effect, (y) the charter, by-laws or other organizational documents of any Loan Party or (z) any order of any Governmental Authority where any such violation would reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any agreement or instrument evidencing or governing Indebtedness of such Loan Party or Subsidiary, except for any contravention or default under any such agreement or instrument evidencing or governing such Indebtedness in an aggregate principal amount, individually or in the aggregate for all such agreements or instruments in respect of which there is a contravention or default, not in excess of $50,000,000 or (c) any other agreement or instrument binding upon any Loan Party or any Subsidiary or its assets where any such violation or default would reasonably be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any Subsidiary.

Section 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and statements of income, stockholders equity and cash flows of the pharmaceutical and related businesses to be transferred by Covidien plc pursuant to the Spinoff Transactions (the “Transferred Business”) (i) as of and for each of the fiscal years ended September 30, 2011 and September 28, 2012, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended December 31, 2012, certified by a Financial Officer of the Borrower. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Transferred Business as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since September 28, 2012, there has been no material adverse change in the business, assets or condition, financial or otherwise, of the Loan Parties and the Subsidiaries, taken as a whole.

Section 3.05. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the matters specifically disclosed under the headings “Patent/Antitrust Litigation,” Pricing Litigation,” “Environmental Remediation and Litigation Proceedings” and “Products Liability Litigation” in the Registration Statement on the date hereof) or (ii) that involve any Loan Document or the Transactions.

(b) Except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither any Loan Party nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.06. Compliance with Laws. Each Loan Party and each Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.07. Investment Company Status. No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.08. Taxes. Each Loan Party and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 3.09. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. There exists no Unfunded Pension Liability with respect to any Plans that would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, each Foreign Pension Plan is in compliance in all respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan. With respect to each Foreign Pension Plan, none of the Parent Guarantor or any Subsidiaries or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject Parent Guarantor or any Subsidiary, directly or indirectly, to a tax or civil penalty which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, with respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of the Loan Parties to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.11. Economic Sanctions. (a) None of the Loan Parties or any of their Subsidiaries nor, to the knowledge of any Loan Party, any director, officer, employee, agent or affiliate of any Loan Party or any of their Subsidiaries is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered or enforced by OFAC or the U.S. State Department, the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”) and (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria);

(b) None of the Loan Parties will, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, in order to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, if such activities or business would be prohibited for a U.S. person pursuant to Sanctions. Each Loan Party and each Subsidiary and, to the knowledge of each Loan Party, each of their respective Affiliates over which any of the foregoing exercises management control (each, a “Controlled Affiliate”) is in compliance in all material respects with all applicable laws, orders, rules and regulations administered or enforced by OFAC and with the PATRIOT Act.

Section 3.12. Anti-Corruption. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), the Bribery Act 2010 (United Kingdom) or, to the knowledge of any Loan Party, any other applicable anti-corruption law.

Section 3.13. Margin Regulations. (a) No Loan Party is engaged principally or as one of its important activities in the business of extending credit for the purpose of buying or carrying margin stock (as defined in Regulation U).

(b) No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations U or X and all official rulings and interpretations thereunder or thereof.

Section 3.14. Subsidiaries. Schedule 3.14 sets forth, as of the Closing Date, the name and jurisdiction or organization of, and the percentage of each class of Equity Interests owned by the Borrower or any Subsidiary in, each Subsidiary.

Section 3.15. Luxembourg Loan Parties. The office (administration centrale), the place of effective management (siège de direction effective) and (for the purposes of the Council Regulation (EC) N° 1346/2000 of May 29, 2000 on insolvency proceedings) the center of main interests (centre des intérèts principaux) of each Luxembourg Loan Party is located at the place of its registered office (siège statutaire) in Luxembourg.

Section 3.16. Irish Companies Act. (a) The Parent Guarantor and the Borrower and each other Loan Party (and all permitted successors and/or assigns) together comprise a “group” for the purposes of Section 35 of the Companies Act 1990.

(b) None of the proceeds of the Loans will be used at any time in any way which would constitute “financial assistance” as prohibited by Section 60 of the Companies Act 1963 (Ireland) (“Section 60”) or which would result in the Loan Documents or the transactions thereby recorded (including the guarantees and indemnities thereby created) contravening Section 60.

ARTICLE 4

CONDITIONS

Section 4.01. Closing Date. This Agreement shall become effective on the date (the “Closing Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received from the Borrower, the Administrative Agent and each Lender party hereto a counterpart of this Agreement signed on behalf of such party.

(b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of (i) Wachtell, Lipton, Rosen & Katz, New York counsel for the Borrower, (ii) Allen & Overy, Luxembourg counsel for the Borrower, and (iii) Nauta Dutilh Avocats Luxembourg, Luxembourg counsel for the Administrative Agent, in each case covering such matters relating to the Borrower, the Loan Documents and the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance by the Borrower with the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.04(a), 3.06, 3.10, 3.11, 3.12 and 3.14.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least three Business Days prior to the Closing Date, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, as reasonably requested by the Lenders at least five Business Days prior to the Closing Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date and such notice shall be conclusive and binding.

Section 4.02. Effective Date. The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02) (the “Effective Date”):

(a) The Closing Date shall have occurred.

(b) The Administrative Agent (or its counsel) shall have received from the Parent Guarantor a counterpart of the Parent Guarantor Supplement signed by the Parent Guarantor.

(c) The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary of the Parent Guarantor in substantially the form of Exhibit C hereto, with such attachments thereto as are set forth on such Exhibit.

(d) The Administrative Agent shall have received written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Wachtell, Lipton, Rosen & Katz, New York Counsel for the Parent Guarantor, in substantially the form of Exhibit D, and (ii) Arthur Cox, Irish counsel for the Parent Guarantor, in substantially the form of Exhibit E hereto. The Parent Guarantor hereby requests such counsel to deliver such opinions.

(e) The Administrative Agent shall have received a supplement to Schedule 3.14 setting forth, as of the Effective Date, the name and jurisdiction or organization of, and the percentage of each class of Equity Interests owned by the Parent Guarantor or any Subsidiary in, each Subsidiary.

(f) The Borrower shall have received Index Debt Ratings of BBB- or better from S&P and Ba2 or better from Moody’s, which condition was satisfied prior to the Closing Date.

(g) The distribution of ordinary shares of the Parent Guarantor to the shareholders of Covidien plc shall have been completed in a manner substantially consistent with the description thereof in the Registration Statement (as may be amended from time to time in a manner that does not materially and adversely affect the interests of the Lenders (other than any such amendment or modification for which the Lenders have provided their written consent)).

(h) There shall have been no amendment or other modification to the Registration Statement (as in effect on the Closing Date) that materially and adversely affects the interest of the Lenders (other than any such amendment or modification for which the Lenders have provided their written consent).

(i) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming (i) compliance with clauses (e) – (h) above and (ii) satisfaction of the conditions set forth in paragraphs (b) and (c) of Section 4.03 (regardless of whether a Loan is made or a Letter of Credit is issued on the Effective Date).

(j) The Administrative Agent (or its legal counsel) shall have received up to date searches, the results of which are reasonably satisfactory to it, against the Parent Guarantor in the Irish Companies Registration Office, the Petitions Section of the Central Office of the High Court of Ireland and the Judgments Office of the Central Office of the High Court of Ireland and all other appropriate registries or public offices together with explanations in relation to the results of those searches.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., London time, on September 30, 2013 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.03. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The Effective Date shall have occurred.

(b) The representations and warranties of each Loan Party set forth in each Loan Document (other than, in the case of any Borrowing subsequent to the Effective Date, Section 3.04(b) or Section 3.05(a)) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representation or warranty (i) relates solely to an earlier date, in which case it shall be true and correct as of such earlier date or (ii) is qualified by materiality or subject to a Material Adverse Effect qualification, in which case it shall be true and correct in all respects on and as of such date or such earlier date as specified in clause (i) above.

(c) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) through (c) of this Section.

ARTICLE 5

AFFIRMATIVE COVENANTS

From the Effective Date until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated or been cash collateralized in full in a manner satisfactory to the applicable Issuing Bank, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, each of the Borrower and the Parent Guarantor covenants and agrees with the Lenders that:

Section 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Parent Guarantor, the Parent Guarantor’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized international standing (without a “going concern” qualification or exception or qualification as to the scope of the audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Guarantor, the Parent Guarantor’s consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Parent Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.09 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent Guarantor or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Parent Guarantor to its shareholders generally, as the case may be;

(e) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(f) promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial condition of the Parent Guarantor or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to (a), (b) or (d) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (x) on which the Parent Guarantor posts such documents, or provides a link thereto on the Parent Guarantor’s website on the Internet at www.mallinckrodt.com or (x) on which such documents are posted on the Parent Guarantor’s behalf. Notwithstanding the foregoing, the obligations in subsections (a) and (b) of this Section 5.01 may be satisfied by furnishing (in the manner contemplated hereby) the Parent Guarantor’s Form 10-K or 10-Q, as applicable, filed with the SEC.

Section 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof (i) as to which there is a reasonable possibility of an adverse determination and (ii) that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct of Business. The Parent Guarantor will, and will cause each Significant Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises necessary to the conduct of its business; provided that (i) the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (ii) clause (b) of this Section 5.03 shall not prohibit the Parent Guarantor or any Significant Subsidiary from failing to preserve, renew or keep in full force and effect any rights, licenses, permits, privileges and franchises, the failure which to preserve, renew or keep in full force and effect would not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Payment of Obligations. The Parent Guarantor will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities, that, if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Parent Guarantor or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 5.05. Maintenance of Properties; Insurance. The Parent Guarantor will, and will cause each Subsidiary to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, except in each case, to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.06. Books and Records; Inspection Rights. The Parent Guarantor will, and will cause each Consolidated Subsidiary to, keep proper books of record and account in which true and correct entries in all material respects are made of its business transactions and activities so that financial statements of the Parent Guarantor that fairly present its business transactions and activities can be properly prepared in accordance with GAAP. The Parent Guarantor will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, at a reasonable time, and absent an Event of Default, at the Administrative Agent’s expense and no more often than one time per fiscal year, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (with such officers having been given the opportunity to be present).

Section 5.07. Compliance with Laws and Agreements. The Parent Guarantor will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used, and Letters of Credit will be issued, only for general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

Section 5.09. Subsidiary Guarantors. Each of the Parent Guarantor or the Borrower may cause a Subsidiary to become a Subsidiary Guarantor by executing and delivering to the Administrative Agent (a) a Subsidiary Guaranty and (b) documents of the types referred to in Section 4.01(c) and favorable opinions of counsel to such Subsidiary (substantially consistent with the opinions delivered under Section 4.01(d)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

ARTICLE 6

NEGATIVE COVENANTS

From the Effective Date until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated or been cash collateralized in full in a manner satisfactory to the applicable Issuing Bank, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, each of the Parent Guarantor and the Borrower covenants and agrees with the Lenders that:

Section 6.01. Indebtedness. No Loan Party will permit any Subsidiary (other than the Borrower) that is not a Subsidiary Guarantor to create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Indebtedness existing on the Closing Date and set forth in Schedule 6.01 of any Person that is a Loan Party or Subsidiary as of the Effective Date and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness of any Subsidiary owed to any Loan Party or any other Subsidiary;

(d) Guarantees by any Subsidiary of Indebtedness of any Subsidiary (other than the Borrower) that is not a Subsidiary Guarantor;

(e) Indebtedness of any Subsidiary (i) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) in respect of Capital Lease Obligations incurred by such Subsidiary in respect of a Sale and Leaseback Transaction, provided that the aggregate principal amount of Indebtedness outstanding in respect of all Sale and Leaseback Transactions shall not exceed the greater of (x) $100,000,000 and (y) 6.0% of Consolidated Net Tangible Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.01;

(f) Indebtedness of any Person that becomes a Subsidiary after the Effective Date, or Indebtedness of any Person that is assumed by a Subsidiary in connection with an acquisition of assets by such Subsidiary after the Effective Date; provided that (i) such Indebtedness is not created in contemplation of such acquisition and (ii) such Indebtedness is not guaranteed by the Parent Guarantor or any other Subsidiary;

(g) Indebtedness of any Subsidiary as an account party in respect of a letter of credit to the extent such letter of credit is either (x) undrawn or (y) drawn and reimbursed within three Business Days;

(h) Indebtedness of any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case, reasonably required in the conduct of the business (giving effect to any growth or expansion of such business permitted hereunder), including those incurred to secure health, safety, insurance and environmental obligations of the Parent Guarantor and its Subsidiaries as conducted in accordance with good and prudent business industry practice and otherwise as permitted by the Loan Documents;

(i) cash management obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements, in each case, in the ordinary course of business;

(j) Indebtedness arising from agreements of any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition, in each case, to the extent such obligation or transaction is permitted by this Agreement;

(k) Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(l) to the extent constituting Indebtedness, all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on Indebtedness otherwise permitted to be incurred pursuant to Section 6.01;

(m) Indebtedness representing deferred compensation or stock-based compensation to employees of any Subsidiary;

(n) Indebtedness consisting of promissory notes issued by any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent Guarantor in an aggregate principal amount not to exceed $10,000,000; and

(o) other Indebtedness in an aggregate principal amount not exceeding the greater of (x) $100,000,000 and (y) 6.0% of Consolidated Net Tangible Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.01.

Section 6.02. Liens. The Parent Guarantor will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Permitted Encumbrances;

(b) any Lien existing on the Closing Date and set forth in Schedule 6.02 on any property or asset of any Person that is a Loan Party or Subsidiary as of the Effective Date; provided that (i) such Lien shall not apply to any other property or asset of the Parent Guarantor or any Subsidiary of the Parent Guarantor and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Parent Guarantor or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Parent Guarantor or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens securing Indebtedness permitted by clause (e) of Section 6.01; provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) such security interests shall not apply to any other property or assets of the Parent Guarantor or any Subsidiary;

(e) Liens securing Indebtedness of any Subsidiary that is not a Loan Party owed to any Loan Party or any other Subsidiary; and

(f) Liens not otherwise permitted hereunder which secure obligations not exceeding an aggregate amount at any time outstanding equal to 12.5% of Consolidated Net Tangible Assets at such time.

Section 6.03. Fundamental Changes. (a) (i) Neither the Parent Guarantor nor the Borrower will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, (ii) neither the Parent Guarantor nor the Borrower will sell, transfer, lease or otherwise dispose of, and will not permit any Subsidiary to sell, transfer, lease or otherwise dispose of, (in one transaction or in a series of transactions) either (x) all or substantially all of the property or assets of the Parent Guarantor and its Subsidiaries taken as a whole or (y) all or substantially all of either (1) the Parent Guarantor and its Subsidiaries’ specialty pharmaceutical line of business or (2) the Parent Guarantor and its Subsidiaries’ global medical imaging line of business, and

(iii) neither the Parent Guarantor nor the Borrower will liquidate or dissolve, and will not permit any Subsidiary to liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (x) in the case of clause (a)(i), any Person (other than the Borrower or the Parent Guarantor) may merge into the Borrower or the Parent Guarantor in a transaction in which the Borrower or the Parent Guarantor is the surviving corporation, (y) in the case of clause (a)(ii), any Subsidiary other than the Borrower may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary and (z) in the case of clause (a)(iii), any Subsidiary other than the Borrower may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is not materially disadvantageous to the Lenders.

(b) The Parent Guarantor will not, and will not permit any Subsidiary to, engage to any material extent in any business other than (i) businesses of the type conducted by the Parent Guarantor, the Borrower and the Subsidiaries on the date of execution of this Agreement and businesses reasonably incidental or related thereto and (ii) businesses that are reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

Section 6.04. Restricted Payments. The Parent Guarantor will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that (a) the Parent Guarantor may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) each Subsidiary may declare and pay dividends, or make other distributions, ratably with respect to its Equity Interests, (c) the Parent Guarantor may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Parent Guarantor and its Subsidiaries, (d) the Parent Guarantor or any Subsidiary may (i) make payments of cash, or dividends, distributions or advances to allow such Person to make payments of cash, in lieu of the issuance of fractional shares upon exercise of warrants or upon the conversion or exchange of Equity Interests of such Person and (ii) (A) issue additional Equity Interests in connection with any conversion request by a holder of convertible Indebtedness and (B) make cash payments in lieu of fractional shares in connection with any such conversion, (e) the Parent Guarantor may pay dividends and distributions within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 6.04 and (f) the Parent Guarantor or any Subsidiary may make Restricted Payments if at the time thereof (i) no Default shall have occurred and be continuing (or would result immediately thereafter therefrom) and (ii) the Borrower would be in compliance with Section 6.09(a) and (b), in each case after giving effect, on a pro forma basis, to such Restricted Payment.

Section 6.05. Transactions with Affiliates. The Parent Guarantor will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, which involves aggregate consideration in excess of $10,000,000, except (a) at prices and on terms and conditions not less favorable to the Parent Guarantor or such Subsidiary than would be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Parent Guarantor and its Subsidiaries not involving any other Affiliate, (c) transactions undertaken in connection with the Spinoff Transactions, (d) paying or granting reasonable compensation, indemnities, reimbursements and benefits to any director, officer, employee or agent of the Parent Guarantor or any Subsidiary and (d) any Restricted Payment permitted by Section 6.04.

Section 6.06. Change in Fiscal Year. The Parent Guarantor may, on no more than one occasion, change its fiscal year-end to a date other than the final Friday in September, subject to the consent of the Administrative Agent and subject to such adjustments to this Agreement and the other Loan Documents, and the delivery of such additional certificates and financial information, as the Borrower and Administrative Agent shall reasonably agree are necessary or appropriate in connection with such change (and the Lenders hereby authorize the Administrative Agent and the Borrower to make such adjustments to this Agreement and the other Loan Documents).

Section 6.07. Sale and Leaseback Transactions. The Parent Guarantor will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”), unless the sale of such property and any Indebtedness arising from the leaseback of such property is otherwise permitted hereunder.

Section 6.08. Limitations on Subsidiary Distributions. The Parent Guarantor will not, and will not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary, other than the Borrower, to (x) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits, owned by the Parent Guarantor or any Subsidiary, or pay any Indebtedness owed by any Subsidiary to the Parent Guarantor or any Subsidiary, (y) make loans or advances to the Parent Guarantor or any Subsidiary or (z) transfer any of its properties or assets to the Parent Guarantor or any Subsidiary, except for such encumbrances or restrictions (a) in effect on the Closing Date, (b) in effect at the time such Subsidiary becomes a Subsidiary of the Parent Guarantor, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Parent Guarantor, (c) containing customary provisions (as determined in good faith by the Borrower) in joint venture agreements or other similar agreements applicable to joint ventures entered into in the ordinary course of business, (d) imposed by applicable law, (e) any restriction on the Equity Interests or assets of a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of such Equity Interests or assets permitted under Section 6.03 pending the closing of such sale or disposition, (f) customary restrictions and conditions (as determined in good faith by the Borrower) contained in any agreement relating to the sale of any asset permitted under Section 6.03 applicable to the asset to be sold pending the consummation of such sale, (g) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (h) customary net worth, leverage and other financial covenants, customary covenants regarding the merger of or sale of stock or property of a Subsidiary, customary restrictions on transactions with affiliates and other customary restrictions contained in any agreement governing Indebtedness otherwise permitted hereunder (in each case, as determined by the Borrower in good faith), (i) (x) customary provisions (as determined in good faith by the Borrower) restricting the subletting or assignment of any lease governing a leasehold interest or (y) customary restrictions (as determined in good faith by the Borrower) imposed on the transfer of trademarked, copyrighted or patented materials or provisions in agreements that restrict the assignment of such agreements or any rights thereunder and (j) any extensions, refinancings, renewals or replacement of any of the foregoing that are no less favorable in any material respect (as determined by the Borrower in good faith) to the Lenders than those restrictions that are then in effect and are being extended, refinanced, renewed or replaced.

Section 6.09. Financial Covenants.

(a) Beginning with the first full fiscal quarter commencing subsequent to the Effective Date, the Leverage Ratio as of the last day of any fiscal quarter shall not exceed 3.50 to 1.00.

(b) Beginning with the first full fiscal quarter commencing subsequent to the Effective Date, the Interest Coverage Ratio as of the last day of any fiscal quarter shall not be less than 3.50:1.00.

For purposes of determining compliance prior to the completion of four full fiscal quarters commencing subsequent to the Effective Date, computation shall be based on annualized amounts determined with reference to any full fiscal quarter commencing and ending after the Effective Date.

ARTICLE 7

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) the Borrower shall fail to pay any reimbursement obligation in respect of a LC Disbursement with respect to a Letter of Credit in respect of which the Parent Guarantor or a Subsidiary is the account party within four Business Days;

(d) any representation or warranty made or deemed made by or on behalf of the Parent Guarantor or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect or false in any material respect when made or deemed made;

(e) the Parent Guarantor or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.02(a), 5.03 (with respect to the existence of the Borrower or the Parent Guarantor) or 5.08 or in Article 6 (other than Section 6.09) and such failure shall not be remedied within five Business Days after any Responsible Officer obtains knowledge thereof or (ii) Section 6.09;

(f) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (c) or (e) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Parent Guarantor or the Borrower (which notice will be given at the request of any Lender);

(g) the Parent Guarantor or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue beyond any applicable grace period (but in any event, in the case of interest, fees or other amounts other than principal, for a period of at least five Business Days);

(h) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (h) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, examinership, reorganization or other relief in respect of the Parent Guarantor or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, examiner, trustee, custodian, sequestrator, conservator or similar official for the Parent Guarantor or any Significant Subsidiary or for a substantial part of its respective assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j) (i) the Parent Guarantor or any Significant Subsidiary shall (A) voluntarily commence any proceeding or file any petition seeking liquidation, examinership,

reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (C) apply for or consent to the appointment of a receiver, examiner, trustee, custodian, sequestrator, conservator or similar official for the Parent Guarantor or any Significant Subsidiary or for a substantial part of its respective assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing or (ii) a Luxembourg Insolvency Event shall have occurred;

(k) the Parent Guarantor or any Significant Subsidiary shall fail generally to pay its debts as they become due;

(l) one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 (after deducting amounts covered by insurance except to the extent that the insurer providing such coverage has declined such coverage or indemnification) shall be rendered against the Parent Guarantor, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed or such judgment is not discharged within 60 days after the expiration of any such stay;

(m) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(n) any Loan Document shall cease to be valid and enforceable against any Loan Party party thereto (except for the termination of a Subsidiary Guaranty in accordance with its terms) or any Loan Party shall so assert in writing; or

(o) a Change in Control shall occur;

then, and in every such event (other than an event with respect to any Loan Party described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to any Loan Party described in clause (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued under this Agreement or any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Parent Guarantor, the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

ARTICLE 9

PARENT GUARANTY

Section 9.01. Parent Guaranty. From the Effective Date, the Parent Guarantor hereby unconditionally and irrevocably, guarantees the full and punctual payment when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans, LC Disbursements and all other amounts whatsoever at any time or from time to time payable or becoming payable under this Agreement or the other Loan Documents. This is a continuing guarantee and a guarantee of payment and not merely of collection. Upon failure by the Borrower to pay punctually any such amount when due as aforesaid, the Parent Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement.

Section 9.02. Parent Guaranty Unconditional. The obligations of the Parent Guarantor hereunder shall be unconditional and absolute, and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected, at any time by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower under any Loan Document, by operation of law or otherwise;

(b) any modification or amendment of or supplement to any Loan Document;

(c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower under any Loan Document;

(d) any change in the corporate existence, structure or ownership of the Borrower, or any insolvency, bankruptcy, examinership, reorganization or other similar proceeding affecting the Borrower or its assets or any resulting release or discharge of any obligation of the Parent Guarantor or the Borrower contained in any Loan Document;

(e) the existence of any claim, set-off or other rights which the Parent Guarantor may have at any time against the Borrower, the Administrative Agent, the Issuing Bank, any Lender or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) any invalidity or unenforceability relating to or against the Borrower for any reason of any Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower, in the currency and funds and at the time and place specified herein, of any amount payable by it under any Loan Document; or

(g) any other act or omission to act or delay of any kind by the Borrower, the Administrative Agent, the Issuing Bank, any Lender or any other Person, or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge or defense of a guarantor or surety.

Section 9.03. Discharge Only upon Payment in Full; Reimbursement in Certain Circumstances. The Parent Guarantor’s obligations under this Article 9 shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Loans, LC Disbursements and all other amounts whatsoever payable by the Borrower under any Loan Document shall have been finally paid in full. If at any time any payment of any such amount payable by the Borrower under any Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Parent Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 9.04. Waiver by the Parent Guarantor. The Parent Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Parent Guarantor, the Borrower or any other Person.

Section 9.05. Subrogation. Upon making any payment hereunder with respect to the Borrower, the Parent Guarantor shall be subrogated to the rights of the payee against the Borrower with respect to such payment; provided that the Parent Guarantor shall not enforce any payment by way of subrogation until all amounts of principal of and interest on the Loans, LC Disbursements and all other amounts payable by the Borrower under any Loan Document has been paid in full and the Commitments have been terminated.

Section 9.06. Stay of Acceleration. In the event that acceleration of the time for payment of any amount payable by the Borrower under any Loan Document is stayed upon insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Parent Guarantor hereunder forthwith on demand by the Required Lenders.

Section 9.07. Scheme. The obligations and liabilities of the Parent Guarantor under this Agreement shall not be affected by any reduction occurring in, or other arrangement being made relating to the liabilities of any Loan Party to the Lenders as a result of any arrangement or composition, made pursuant to any of the provisions of the Companies (Amendment) Act 1990 (Ireland) and whether or not following the appointment of an administrator, administrative receiver, trustee, liquidator, receiver or examiner or any similar officer or any analogous event occurring under the laws of any relevant jurisdiction to any Loan Party or over all or a substantial part of the assets (as the case may be) of any Loan Party and the Parent Guarantor hereby agrees with the Lenders and the Administrative Agent that the amount recoverable by the Lenders from the Parent Guarantor hereunder will be and will continue to be the full amount which would have been recoverable by the Lenders from the Parent Guarantor in respect of the Parent Guarantor’s liabilities had no such arrangement or composition or event as aforesaid been entered into.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail, as follows:

(i) if to the Borrower, to it at 3b bd Prince Henri, Luxembourg L-1724, Attention of John Einwalter (Tel: + 352 266 279 00; Fax: + 352 266 379 92; email: john.einwalter@covidien.com), with a copy to it at 675 McDonnell Blvd., Hazelwood, MO 63042, Attention of: Miriam Singer (Tel: 314-654-6082; email: Miriam.singer@covidien.com);

(ii) if to the Parent Guarantor, to it at Damastown, Mulhuddart, Dublin 15, Ireland, Attention of John Einwalter (Tel: + 353 (1) 8207940; Fax: + 353 (1) 8208780; email: john.einwalter@covidien.com), with a copy to it at 675 McDonnell Blvd., Hazelwood, MO 63042, Attention of: Miriam Singer (Tel: 314-654-6082; email: Miriam.singer@covidien.com);

(iii) if to the Administrative Agent, to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Fax No. 44 207 777 2360);

(iv) if to an Initial Issuing Bank, to it at its address specified on Schedule 2.05;

(v) if to the Swingline Lender, to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Fax No. 44 207 777 2360); and

(vi) if to any other Lender, to it at its address (or facsimile number or electronic mail address) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Administrative Agent and the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address, facsimile number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests and Interest Election Requests) purportedly given by or on behalf of the Borrower.

Section 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, the Subsidiary Guarantors (to the extent applicable), the Required Lenders and, from the Effective Date, the Parent Guarantor, or by the Borrower, the Subsidiary Guarantors (to the extent applicable), the Administrative Agent with the consent of the Required Lenders and, from the Effective Date, the Parent Guarantor; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.03 or the waiver of any Default shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release the Parent Guarantor from its obligations under Article 9 without the written consent of each Lender or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender under any Loan Document without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

Section 10.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) while a Default has occurred and is continuing, all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout or restructuring negotiations in respect of such Loans or Letters of Credit.

(b) Each Loan Party shall jointly and severally indemnify the Administrative Agent, the Issuing Bank, the Swingline Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of (i) one counsel to the Indemnitees taken as a whole and (ii) in the case of any conflict of interest, additional counsel to the affected Indemnitees limited to one such counsel so long as representation of each such party by a single counsel is consistent with and permitted by professional responsibility rules and (iii) if necessary, one local counsel in each relevant jurisdiction and special counsel incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (A) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (B) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (C) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent Guarantor or any Subsidiary, or any Environmental Liability related in any way to the Parent Guarantor or any Subsidiary, or (D) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (w) the gross negligence, bad faith or willful misconduct of such Indemnitee, (x) a breach of the confidentiality provisions contained in Section 10.14 of this Agreement by such Indemnitee, (y) a dispute among the Lenders (and not against the Administrative Agent, any Joint Lead Arranger, the Issuing Bank, the Swingline Lender or any other agent, in each case, in its capacity as such) that does not arise from any Loan Party’s breach of its obligations under any Loan Document or applicable law or (z) any settlement entered into by such Indemnitee without the Borrower’s written consent (such consent not to be unreasonably withheld); provided further, however, the foregoing indemnity will apply to any such settlement in the event either the Borrower or the Parent Guarantor was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense. This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) neither the Parent Guarantor nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Parent Guarantor or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (d) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) In case of assignment, transfer or novation by a Lender to a new lender or a participant, of all or any part of its rights and obligations under this Agreement or any of the other Loan Documents, the Lenders and the new lender or participant shall agree that, for the purposes of Article 1278 and/or Article 1281 of the Luxembourg Civil Code (to the extent applicable), any assignment, amendment, transfer and/or novation of any kind permitted under, and made in accordance with the provisions of the Agreement or any agreement referred to herein to which a Luxembourg Loan Party is a party, any security created or guarantee given under this Agreement or in relation to this Agreement shall be preserved and continue in full force and effect to the benefit of the new lender or participant.

(c) (i) Subject to the conditions set forth in paragraph 10.04(c)(ii) below, any Lender may assign to one or more Persons (other than a natural person or an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) each of the Administrative Agent, the Issuing Bank and the Swingline Lender provided that no such consent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent (each such consent not to be unreasonably withheld), provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.04(c), the term “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means a (a) natural person or (b) the Borrower or any Affiliate of the Borrower.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the other Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and, with respect to its commitment only, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (c) of this Section and any written consent to such assignment required by paragraph (c) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(d) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.18 as if it were an assignee under paragraph (c) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or the other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or the other Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16, 10.03 and 10.12 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

Section 10.06. Counterparts; Integration. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent and the Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent, the Issuing Bank, the Swingline Lender or the other Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Delivery of an executed counterpart of a signature page of this Agreement and those of any other Loan Document, by facsimile, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Without limiting the last sentence of the preceding clause (a), the words “execution,” “signed,” “signature,” and words of like import in any Loan Document or any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.07. Severability. Any provision of this Agreement or the other Loan Documents held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, upon the making of the request, or the granting of the consent, if required under Article 7 to authorize the Administrative Agent to declare the Loans due and payable, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of the Loan Parties now or hereafter existing under this Agreement or the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Loan Parties may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States

District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Loan Parties or their properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each Credit Party irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) Each Loan Party hereby irrevocably designates and appoints Mallinckrodt Enterprises LLC, having an office on the date hereof at 675 McDonnell Blvd, Hazelwood, MO 63042, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in paragraph (b) hereof in any Federal or New York State court sitting in New York County, Borough of Manhattan. Each Loan Party represents and warrants that such agent has agreed in writing to accept such appointment and that a true copy of such designation and acceptance has been delivered to the Administrative Agent. If such agent shall cease so to act, each Loan Party covenants and agrees to designate irrevocably and appoint without delay another such agent satisfactory to the Administrative Agent and to deliver promptly to the Administrative Agent evidence in writing of such other agent’s acceptance of such appointment.

Section 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11. Waiver of Immunities. TO THE EXTENT PERMITTED BY APPLICABLE LAW, IF ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY (SOVEREIGN OR OTHERWISE) FROM ANY LEGAL ACTION, SUIT OR PROCEEDING, FROM JURISDICTION OF ANY COURT OR FROM SET-OFF OR ANY LEGAL PROCESS (WHETHER SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) WITH RESPECT TO ITSELF OR ANY OF ITS PROPERTY, SUCH OBLIGOR HEREBY IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. EACH LOAN PARTY AGREES THAT THE WAIVERS SET FORTH ABOVE SHALL BE TO THE FULLEST EXTENT PERMITTED UNDER THE FOREIGN SOVEREIGN IMMUNITIES ACT OF 1976 OF THE UNITED STATES OF AMERICA AND ARE INTENDED TO BE IRREVOCABLE AND NOT SUBJECT TO WITHDRAWAL FOR PURPOSES OF SUCH ACT.

Section 10.12. Judgment Currency. If, under any applicable law and whether pursuant to a judgment being made or registered against any Loan Party or for any other reason, any payment under or in connection with this Agreement or any other Loan Document, is made or satisfied in a currency (the “Other Currency”) other than that in which the relevant payment is due (the “Required Currency”) then, to the extent that the payment (when converted into the Required Currency at the rate of exchange on the date of payment or, if it is not practicable for the party entitled thereto (the “Payee”) to purchase the Required Currency with the Other Currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so) actually received by the Payee falls short of the amount due under the terms of this Agreement or any other Loan Document, the Loan Parties shall, to the extent permitted by law, as a separate and independent obligation, indemnify and hold harmless the Payee against the amount of such shortfall. The foregoing indemnity shall continue in full force and effect notwithstanding any such related judgment or order. For the purpose of this Section, “rate of exchange” means the rate at which the Payee is able on the relevant date to purchase the Required Currency with the Other Currency and shall take into account any premium and other costs of exchange.

Section 10.13. Headings. Article and Section headings and the Table of Contents used herein and in the other Loan Documents are for convenience of reference only, are not part of this Agreement or any other Loan Document and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement or any other Loan Document.

Section 10.14. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents whom they determine need to know such Information in connection with matters relating directly to this Agreement, the other Loan Documents and the Transactions, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the Administrative Agent, the Issuing Bank or the applicable Lenders shall be responsible for breach of this Section by any such Person to whom it disclosed such Information), (b) to the extent requested by any regulatory or quasi-regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that in the case of any intended disclosure under this clause (c), except with respect to any audit or examination conducted in the ordinary course of business by bank accountants or by any governmental bank regulatory authority exercising examination or supervisory authority, the recipient thereof shall, to the extent not prohibited by law and reasonably practicable under the circumstances, use commercially reasonable efforts to notify the Borrower of such disclosure in advance of such disclosure so as to allow the Borrower an opportunity to seek an appropriate protective order, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement, any other Loan Document, or any suit, action or proceeding relating to this Agreement or any other Loan Document, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any other Loan Document or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the written consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. In addition, the Administrative Agent, the Issuing Bank and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent, the Issuing Bank and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. For the purposes of this Section, “Information” means all information received from or on behalf of any Loan Party relating to any Loan Party, its Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Loan Party from a source which is not, to the knowledge of the recipient, prohibited from disclosing such information by a confidentiality agreement or other legal or fiduciary obligation to any Loan Party or its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition to other remedies, the Loan Parties shall be entitled to specific performance and injunctive and other equitable relief for breach of this Section 10.14.

Section 10.15. Material Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN Section 10.14 FURNISHED TO IT PURSUANT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY ANY LOAN PARTY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.16. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation to the date of repayment, shall have been received by such Lender.

Section 10.17. No Fiduciary Duty. The Credit Parties may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty (other than an implied duty of good faith and fair dealing arising under generally applicable law) between any Credit Party, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Credit Parties, on the one hand, and the Loan Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Credit Party has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Credit Party has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (ii) each Credit Party is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Credit Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

Section 10.18. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MALLINCKRODT INTERNATIONAL FINANCE SA

By:	/s/ Michelangelo Stefani
	Name:	Michelangelo Stefani
	Title:	Director

JPMORGAN CHASE BANK, N.A. as Administrative Agent, Issuing Bank, Swingline Lender and Lender

By:	/s/ Vanessa Chiu
	Name:	Vanessa Chiu
	Title:	Executive Director

GOLDMAN SACHS BANK USA, as Lender

By:	/s/ Charles D. Johnston
	Name:	Charles D. Johnston
	Title:	Authorized Signatory

CITIBANK, N.A., as Lender

By:	/s/ Patricia Guerra Heh
	Name:	Patricia Guerra Heh
	Title:	Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By:	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Vice President

1

BANK OF MONTREAL, LONDON BRANCH, as Lender

By:	/s/ Andy McClinton
	Name:	Andy McClinton
	Title:	Managing Director

/s/ Lisa Rodriguez
	Name:	Lisa Rodriguez
	Title:	Associate General Counsel

BARCLAYS BANK PLC, as Lender

By:	/s/ Vanessa A. Kurbatskiy
	Name:	Vanessa A. Kurbatskiy
	Title:	Vice President

MIZUHO CORPORATE BANK, LTD., as Lender

By:	/s/ Atsushi Okuda
	Name:	Atsushi Okuda
	Title:	Deputy General Manager

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Thomas S. Sherman
	Name:	Thomas S. Sherman
	Title:	Senior Vice President

THE NORTHERN TRUST COMPANY, as Lender

By:	/s/ James Shanel
	Name:	James Shanel
	Title:	Second Vice President

2

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Kirk Tesch
	Name:	Kirk Tesch
	Title:	Director

3

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Assignment Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as may be amended from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (1) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (2) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1 ]
3.	Borrower:	Mallinckrodt International Finance S.A.
4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement
5.	Credit Agreement:	The $250,000,000 Credit Agreement dated as of March 25,

[1]	Select as applicable.

2013 among Mallinckrodt International Finance S.A., as Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and from the Effective Date (as defined therein) Mallinckrodt PLC, as Parent Guarantor.
6.	Assigned Interest:

Revolving Facility	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
	$	$	%
	$	$	%
	$	$	%

Assignment Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and][3] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Title:

[Consented to:][4]

[NAME OF RELEVANT PARTY]

By
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower, Swingline Lender and/or Issuing Bank is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (1) it is the legal and beneficial owner of the Assigned Interest, (2) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (3) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (1) any statements, warranties or representations made in or in connection with the Credit Agreement, (2) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, (3) the financial condition of the Borrower, the Parent Guarantor, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (4) the performance or observance by the Borrower, the Parent Guarantor, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (1) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (2) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (3) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (4) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, Issuing Bank, Swingline Lender or any other Lender, and (5) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (1) it will, independently and without reliance on the Administrative Agent, Issuing Bank, Swingline Lender, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (2) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

1. Payments. From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment Effective Date and to the Assignee for amounts which have accrued from and after the Assignment Effective Date.

2. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

PARENT GUARANTOR SUPPLEMENT

THIS PARENT GUARANTOR SUPPLEMENT (this “Agreement”), dated as of March 25, 2013, is entered into between MALLINCKRODT PLC, a public limited company incorporated in Ireland with registered number 522227, (the “Parent”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain $250,000,000 Credit Agreement dated as of March 25, 2013 among Mallinckrodt International Finance S.A., as Borrower, the Lenders party thereto, the Administrative Agent, and, from the Effective Date (as defined therein), the Parent, as Parent Guarantor (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The Parent and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:

1. The Parent hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Parent will be deemed to be a Loan Party under the Credit Agreement and the “Parent Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and the Parent Guarantor thereunder as if it had executed the Credit Agreement. The Parent hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article 3 of the Credit Agreement, (b) all of the covenants set forth in Articles 5 and 6 of the Credit Agreement and (c) all of the guaranty obligations set forth in Article 9 of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Parent hereby unconditionally and irrevocably guarantees the full and punctual payment when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans, LC Disbursements and all other amounts whatsoever at any time or from time to time payable or becoming payable under the Credit Agreement or the other Loan Documents. This is a continuing guarantee and a guarantee of payment and not merely of collection. Upon failure by the Borrower to pay punctually any such amount when due as aforesaid, the Parent shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Credit Agreement.

2. The address of the Parent for purposes of Section 10.01 of the Credit Agreement is as follows:

Mallinckrodt plc
Damastown, Mulhuddart
Dublin 15
Ireland

3. The Parent hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the Parent upon the execution of this Agreement by the Parent.

4. This Agreement is the Parent Guarantor Supplement referred to in the Credit Agreement and constitutes a Loan Document for all purposes of the Credit Agreement and the other Loan Documents.

5. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

6. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Parent has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

MALLINCKRODT PLC

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT C

MALLINCKRODT PUBLIC LIMITED COMPANY

SECRETARY’S CERTIFICATE

The undersigned,                     , Assistant Secretary of Mallinckrodt Public Limited Company, a public limited company organized under the laws of Ireland (“Mallinckrodt plc”), hereby certifies on behalf of Mallinckrodt plc as follows:

1. Attached hereto as Exhibit A is a copy letter of status issued by the Companies Registration Office of Ireland confirming that Mallinckrodt plc is duly incorporated, registered with the Companies Registration Office, has filed its annual returns up to [—] and that its current designation is Normal.

2. Attached hereto as Exhibit B is a certified copy of the Certificate of Incorporation of Mallinckrodt plc. No amendment or other document relating to or affecting such Certificate of Incorporation has been filed with the Companies Registration Office of Ireland, and no action has been taken by Mallinckrodt plc or its shareholders, directors or officers in contemplation of the filing of any such other document.

3. Attached hereto as Exhibit C is a true and complete copy of the Memorandum and Articles of Association of Mallinckrodt plc, and such Memorandum and Articles of Association are in full force and effect on the date hereof, and no action has been taken by Mallinckrodt plc or its shareholders, directors or officers in contemplation of the filing of any amendment or other document relating to or affecting such Memorandum and Articles of Association.

4. Each person, who as a director or an authorized officer of Mallinckrodt plc, signed and delivered (a) the Parent Guarantor Supplement (as defined in the Credit Agreement (as defined below)) (the “Guaranty”) entered into by Mallinckrodt plc in respect of the obligations of Mallinckrodt International Finance S.A. under a five year revolving credit facility in an aggregate amount as at the date of the Guaranty of $250,000,000 (subject to variation, including increase, from time to time) pursuant to a Credit Agreement between, among others, Mallinckrodt International Finance S.A. as Borrower, JPMorgan Chase Bank, National Association as Administrative Agent, Goldman Sachs Bank USA as Syndication Agent and the Lenders (as defined therein) (the “Credit Agreement”) and (b) any other document delivered in connection with the Credit Agreement or the issuance of the Guaranty was, at the respective times of such signing and delivery, and is now duly elected or appointed, qualified and acting pursuant to the title set forth next to his or her name and the signatures (or facsimile signatures) of such persons appearing on such documents are their genuine signatures.

5. Attached hereto as Exhibit D is a true, correct and complete copy of extract resolutions duly adopted by the Board of Directors of Mallinckrodt plc (the “Board”) at a meeting duly held on             , 2013. Such resolutions have not been amended, modified or rescinded and remain in full force and effect, and no other action has been taken nor is any other action necessary by the Board or by any committee or officer designated by the Board relating to the Guaranty.

6. The entering by Mallinckrodt plc into the Guaranty in the form executed and delivered by Mallinckrodt plc has been approved by the Board or by an officer designated by the Board, in the resolutions referred to in paragraph 5 above.

7. Each set of minutes, each record and all other documents of Mallinckrodt plc relating to all proceedings of the Board (and any committee of the Board) made available to Wachtell, Lipton, Rosen & Katz, Allen & Overy Luxembourg and Arthur Cox are accurate and complete in all material respects, [except that certain of the minute books and records were provided in draft form]. There have been no material changes, additions or alterations in said minutes, records or other documents that have not been disclosed to Wachtell, Lipton, Rosen & Katz, Allen & Overy Luxembourg and Arthur Cox.

8. Neither Mallinckrodt plc nor any of its directors or secretary is a company or a person to whom either Chapter 1 or Chapter 2 of Part VII of the Companies Act 1990 applies

9. Attached hereto as Exhibit E is a list of Persons who, as of the date hereof, are duly elected and qualified officers of Mallinckrodt plc holding the offices indicated next to their respective names and each such officer is duly authorised to execute and deliver, on behalf of the Company, (a) the Guaranty and (b) any other document delivered in connection with the Guaranty or the Credit Agreement.

[Signature page follows]

Exhibit A

Letter of Status

Exhibit B

Certificate of Incorporation

Exhibit C

Memorandum and Articles of Association

Exhibit D

Extract Resolutions

Exhibit E

Authorised Officers

Name	Office	Specimen Signature

—	—

—	—

—	—

IN WITNESS WHEREOF, I have signed this certificate on behalf of Mallinckrodt plc. Dated: —, 2013

Mallinckrodt plc

By:
Name:
	Title:	Assistant Secretary

I,                     , [Executive Vice President and Chief Financial Officer] of Mallinckrodt plc, do hereby certify that — is on the date hereof and has been at all times since — the duly elected or appointed, qualified and acting Assistant Secretary of Mallinckrodt plc, and the signature set forth above is the genuine signature of such officer.

Mallinckrodt plc

By:
Name:
	Title:	[Executive Vice President and Chief Financial Officer]

[Signature Page to Mallinckrodt plc’s Secretary’s Certificate]

EXHIBIT D

FORM OF WACHTELL, LIPTON, ROSEN & KATZ

LEGAL OPINION ON EFFECTIVE DATE

1.	Each of the Credit Agreement and Parent Guarantor Supplement constitutes the legal, valid and binding obligation of the Parent Guarantor, enforceable against the Parent Guarantor in accordance with its terms.

2.	Assuming the proceeds of the Loans are used solely for the purposes set forth in the Credit Agreement, the execution and delivery of the Parent Guarantor Supplement by the Parent Guarantor and the performance by the Parent Guarantor of its payment obligations in accordance with the terms of the Credit Agreement do not violate, conflict with or result in a breach of (x) any applicable law, rule or regulation under the laws of the State of New York or the Federal laws of the United States of America or (y) the Indenture, dated as of April , 2013, among, inter alia, the Borrower and Deutsche Bank Trust Company Americas, as trustee.

EXHIBIT E

[—] 2013

PRIVATE AND CONFIDENTIAL

To:	The Lenders party to the Credit Agreement (as defined in the Schedule) as at the date hereof, and JPMorgan Chase Bank, National Association as Administrative Agent (the “Agent”) and as Issuing Bank.

Re:	Mallinckrodt public limited company (the “Company”) incorporated in Ireland under registered number 522227.

Dear Sirs,

1.	Basis of Opinion

Introduction

1.1	We act as solicitors in Ireland for the Company. We have been requested to furnish this Opinion in connection with the entry into of the Transaction Documents (as defined in the Schedule hereto) by the Company (the “Transaction”). This Opinion is solely for the benefit of the addressees of this opinion and any person that becomes a Lender or Issuing Bank under the Credit Agreement (as defined in the Schedule) within 30 (thirty) days of the Closing Date and may not be relied upon, used, transmitted, referred to, quoted from, circulated, copied, filed with any governmental agency or authority, disseminated or disclosed by or to any other person or entity for any purpose(s) without our prior written consent, provided that it may be disclosed to regulatory authorities to whom disclosure may be required by applicable laws or regulations and to your legal adviser(s) on the basis that it is for information only, such persons may not rely upon this Opinion, we have no responsibility to such persons in connection with this Opinion and such persons are bound by restrictions as to disclosure and reliance set out in this Opinion.

1.2	This Opinion is given on the basis that our client is the Company. For the purposes of giving this Opinion, we have taken instructions solely from our client.

1.3	This Opinion is confined to and given in all respects on the basis of the laws of Ireland in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigations of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. In particular, we express no opinion on the laws of the European Union as they affect any jurisdiction other than Ireland. We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Transaction Documents or the Transaction.

1.4	This Opinion is also strictly confined to:

(a)	the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter;

(b)	the Transaction Documents (and no other documents whatsoever) and the Searches (see paragraph 1.8 below),

and is subject to the assumptions and qualifications set out below.

In giving this opinion, we have relied upon the Closing Certificate (as defined in the Schedule hereto) and the Searches (see paragraph 1.8 below) and we give this Opinion expressly on the terms that no further investigation or diligence in respect of any matter referred to in the Closing Certificate or the Searches is required of us.

1.5	Save as set out in paragraphs 2.8 and 2.9, no opinion is expressed as to the taxation consequences of the Transaction Documents or the Transaction. The opinions given in those paragraphs are confined to and given in all respects on the basis of the laws of Ireland relating to tax in force as at the date hereof as currently applied by the courts of Ireland and on the basis of our understanding of the current practice of the Revenue Commissioners on the date hereof.

1.6	For the purposes of giving this Opinion, we have examined copies sent to us by email in pdf or other electronic format of the Transaction Documents.

1.7	All words and phrases defined in the Transaction Documents and not defined herein shall have the same meanings herein as are respectively assigned to them in the Transaction Documents. References in this Opinion to:

(a)	the “1963 Act” means the Companies Act 1963 of Ireland as amended and references to the “1990 Act” means the Companies Act 1990 of Ireland as amended;

(b)	the “Companies Acts” means the Companies Acts 1963 to 2005, Parts 2 and 3 of the Investment Funds, Companies and Miscellaneous Provisions Act 2006, the Companies (Amendment) Act 2009, the Companies (Miscellaneous Provisions) Act 2009 and the Companies (Amendment) Act 2012, all statutory instruments which are to be read as one with, or construed or read together with or as one with, one another and every statutory modification and re-enactment thereof for the time being in force;

(c)	the “CRO” means the Irish Companies Registration Office;

(d)	“Ireland” means Ireland exclusive of Northern Ireland;

(e)	the “Revenue Commissioners” means the Irish Revenue Commissioners;

(f)	“Searches” means the searches listed in paragraph 1.8; and

(g)	the “TCA” means the Taxes Consolidation Act 1997 of Ireland as amended.

1.8	For the purpose of giving this Opinion, we have caused to be made the following legal searches against the Company on [—] 2013:

(a)	on the file of the Company maintained by the Registrar of Companies in the CRO for mortgages, debentures, or similar charges or notices thereof and the appointment of any examiner or liquidator;

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(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the five years immediately preceding the date of the search;

(c)	in the Central Office of the High Court of Dublin for any petitions filed in the two years immediately preceding the date of the search, and for any proceedings to which the Company is a party; and

(d)	on the register of persons disqualified or restricted from acting as directors of companies incorporated in Ireland, which is maintained by the Registrar of Companies, against the names of the current directors of the Company as identified in the search results referred to in sub-paragraph (a) above.

1.9	This Opinion is governed by and to be construed in accordance with the laws of Ireland (as interpreted by the courts of Ireland at the date hereof) and anyone seeking to rely on this Opinion agrees for our benefit that the courts of Ireland shall have exclusive jurisdiction to settle any dispute arising out of, or in connection with this Opinion. This Opinion speaks only as of its date. We assume no obligation to update this Opinion at any time in the future or to advise you of any change in law, change in interpretation of law or change in the practice of the Revenue Commissioners, which may occur after the date of this Opinion.

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion, we are of the opinion that:

Capacity, Authority and Status

2.1	The Company is a public limited company and is duly incorporated and validly existing under the laws of Ireland.

2.2	The Company has the necessary corporate power and authority under its Memorandum and Articles of Association to execute and deliver any and all of the Transaction Documents to which it is a party (whether by way of accession or otherwise) and to perform its obligations thereunder in accordance with the terms of the Transaction Documents.

2.3	The entry into and the performance of the Transaction Documents by the Company does not contravene:

(a)	any law of Ireland applicable to the Company; or

(b)	the Memorandum and Articles of Association of the Company.

2.4	All necessary corporate action required on the part of the Company to authorise the execution of the Guarantor Supplement (as defined in the Schedule) and the performance by the Company of its obligations under the Transaction Documents has been taken.

2.5	The Guarantor Supplement has been duly executed by the Company.

2.6

No consent, authorisation, licence or approval from any Irish governmental, regulatory or public body or public authority and no registration, filing or recording of any of the Transaction Documents or any instrument relating thereto in any Irish

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public office, governmental authority, regulatory or public body or authority is necessary under the laws of Ireland to ensure the validity and enforceability of the Transaction Documents against the Company.

2.7	The Company has not taken any corporate action nor have legal proceedings been started against the Company for its winding up, dissolution, court protection or reorganisation or for the appointment of a liquidator, receiver, examiner, trustee or similar officer of it or of any or all of its assets or revenues as at the date of this Opinion.

Taxes

2.8	Subject to paragraph 4.6, the Company should not be required to make any withholding or deduction for or on account of Irish income tax from guarantee payments under the Credit Agreement.

2.9	Under the laws of Ireland there is no stamp duty payable in Ireland in relation to the execution and delivery of the Transaction Documents.

Pari Passu Ranking

2.10	The obligations of the Company under the Transaction Documents will rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

Governing law and Jurisdiction

2.11	In any proceedings taken in Ireland for the enforcement of the Transaction Documents, the choice of the law of the State of New York as the governing law of the Transaction Documents will upon proof of the relevant provisions of the relevant laws be recognised by the courts of Ireland pursuant to Article 3 of the Rome I Regulation (EC) No. 593/2008 of the European Parliament and of the Council of 17 June 2008 on the law applicable to contractual obligations (the “Rome I Regulation”) with respect to matters falling within the scope of the Rome I Regulation.

2.12	The courts of Ireland will enforce the submission by the Company to the jurisdiction of the courts of the Supreme Court of the State of New York and of the United States District Court for the Southern District of New York and a judgment of such courts will be enforced by the courts of Ireland if the following general requirements are met:

(a)	the foreign court must have had jurisdiction in relation to the particular defendant according to Irish conflict of law rules (the submission to jurisdiction by the defendant would satisfy this rule); and

(b)	the foreign judgment must be final and conclusive and the decree must be final and unalterable in the court which pronounces it. A judgment can be final and conclusive even if it is subject to appeal or even if an appeal is pending. Where however, the effect of lodging an appeal under the applicable law is to stay execution of the judgment, it is possible that, in the meantime, the judgment should not be actionable in Ireland. It remains to be determined whether final judgment given in default of appearance is final and conclusive.

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However, the courts of Ireland may refuse to enforce a judgment of the courts of the Supreme Court of the State of New York and of the United States District Court for the Southern District of New York which meets the above requirements for one of the following reasons:

(i)	the foreign judgment is not for a definite sum of money;

(ii)	the foreign judgment was obtained by fraud;

(iii)	the enforcement of the foreign judgment in Ireland would be contrary to natural or constitutional justice;

(iv)	the foreign judgment is contrary to Irish public policy or involves certain foreign laws which will not be enforced in Ireland; and

(v)	jurisdiction cannot be obtained by the courts of Ireland over the judgment debtors in the enforcement proceedings by personal service in Ireland or outside Ireland under Order 11 of the Superior Courts Rules.

No Immunity

2.13	The Company does not have any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of Ireland.

3.	Assumptions

For the purpose of giving this Opinion we assume the following, without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Authenticity and bona fides

3.1	The truth, completeness, accuracy and authenticity of all copy letters, resolutions, certificates, permissions, minutes, authorisations and all other documents of any kind submitted to us as originals or copies of originals, and (in the case of copies) conformity to the originals of copy documents, the genuineness of all signatures, stamps and seals thereon, that any signatures are the signatures of the persons who they purport to be and that each original was executed in the manner appearing on the copy.

3.2	That the Transaction Documents have been delivered by the parties thereto and are not subject to any escrow arrangements.

3.3	That the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held and all formalities were duly observed, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout, that no further resolutions have been passed or corporate or other action taken which would or might alter the effectiveness thereof and that such resolutions have not been amended or rescinded and are in full force and effect.

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3.4	That each director of the Company has disclosed any interest which he may have in the Transaction in accordance with the provisions of the Companies Acts and the Articles of Association of the Company and none of the directors of the Company has any interest in the Transaction except to the extent permitted by the Articles of Association of the Company.

3.5	The absence of fraud, coercion, duress or undue influence and lack of bad faith on the part of the parties to the Transaction Documents and their respective officers, employees, agents and (with the exception of Arthur Cox) advisers.

3.6	That, based only on the searches referred to in paragraph 1.8(d) and the certificate from the Company in the Closing Certificate, no person who has been appointed or acts in any way, whether directly or indirectly, as a director or secretary of, or who has been concerned in or taken part in the promotion of, the Company has been the subject of a declaration under Section 150 of the 1990 Act (as amended).

Accuracy of Searches and the Closing Certificate

3.7	The accuracy and completeness of the information disclosed in the Searches and that such information is accurate as of the date of this Opinion and has not since the time of such search been altered. In this connection, it should be noted that (a) the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for, (b) the position reflected by the Searches may not be fully up-to-date and (c) searches at the CRO do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, the Company or its assets.

3.8	The truth, completeness and accuracy of all representations and statements as to factual matters contained in the Closing Certificate (as defined in the Schedule hereto) at the time they were made and at all times thereafter.

Commercial Benefit

3.9	That the Transaction Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interest and for their respective corporate benefit.

No other information and compliance

3.10	That the Transaction Documents are all the documents relating to the subject matter of the Transaction and this Opinion and that there are no agreements or arrangements of any sort in existence between the parties to the Transaction Documents and/or any other party which in any way amend or vary or are inconsistent with the terms of the Transaction Documents or in any way bear upon or are inconsistent with the opinions stated herein.

Authority, Capacity and Execution

3.11

That no party to the Transaction Documents is a “consumer” for the purposes of Irish law or a “personal consumer” for the purposes of the Central Bank of Ireland’s Consumer Protection Code 2012, that the parties to the Transaction Documents (other than the Company to the extent opined on herein) are duly incorporated and validly in existence and that they and their respective signatories have the appropriate capacity,

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power and authority to execute the Transaction Documents to which they are a party, to exercise and perform their rights and respective obligations thereunder and to render those Transaction Documents and all obligations thereunder legal, valid, binding and enforceable on them, and that each party to the Transaction Documents (other than the Company to the extent opined on herein) has taken all necessary corporate action and other steps to execute, deliver, exercise and perform the Transaction Documents to which it is a party and the rights and obligations set out therein.

3.12	That the execution, delivery and performance of the Transaction Documents:

(a)	does not and will not contravene the laws of any jurisdiction outside Ireland;

(b)	(other than in respect of the Company’s Memorandum and Articles of Association) does not and will not result in any breach of any agreement, instrument or obligation to which the Company is a party; and

(c)	is not and will not be illegal or unenforceable by virtue of the laws of any jurisdiction outside Ireland.

3.13	That the Company was not mistaken in entering into the Transaction Documents as to any material relevant fact.

3.14	That the Transaction Documents constitute legal, valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms under the laws of any relevant jurisdiction other than Ireland insofar as opined on herein.

Solvency and Insolvency

3.15	That:

(a)	the Company was not unable to pay its debts within the meaning of Section 214 of the 1963 Act and Section 2 of the Companies (Amendment) Act 1990 or any analogous provision under any applicable laws immediately after the execution and delivery of the Transaction Documents;

(b)	the Company will not, as a consequence of doing any act or thing which any Transaction Document contemplates, permits or requires the relevant party to do, be unable to pay its debts within the meaning of such Sections or any analogous provisions under any applicable laws;

(c)	no liquidator, receiver or examiner or other similar or analogous officer has been appointed in relation to the Company or any of its assets or undertaking; and

(d)	no petition for the making of a winding-up order or the appointment of an examiner or any similar officer or any analogous procedure has been presented in relation to the Company.

The searches do not disclose any matter which would contradict the assumptions included in paragraphs (a) to (d) inclusive, above.

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Financial Assistance and Connected Transactions.

3.16	The Company is not by entering into the Transaction Documents or performing its obligations thereunder, providing financial assistance in connection with a purchase of or subscription for its shares or those of its holding company which would be prohibited by Section 60 of the 1963 Act.

3.17	That none of the transactions contemplated by the Transaction Documents are prohibited by virtue of Section 31 of the 1990 Act, which prohibits certain transactions between companies and its directors or persons connected with its directors.

Foreign Laws

3.18	That as a matter of all relevant laws (other than the laws of Ireland):

(a)	all consents, approvals, notices, filings, recordations, publications, registrations and other steps necessary or desirable to permit the execution, delivery (where relevant) and performance of the Transaction Documents or to perfect, protect or preserve any of the interests created by the Transaction Documents have been obtained, made or done, or will be obtained, made or done, within any relevant time period(s); and

(b)	the legal effect of the Transaction Documents, and the Transaction, and the creation of any interest the subject thereof will, upon execution and, where relevant, delivery of the Transaction Documents be effective.

Governing law and jurisdiction

3.19	That under all applicable laws (other than those of Ireland):

(a)	the choice of the law of the State of New York as the governing law of the Transaction Documents (to the extent that they are expressed to be governed by such law) is a valid and binding selection which will be upheld, recognised and given effect by the courts of any relevant jurisdiction (other than those of Ireland); and

(b)	the submission of each party to the Transaction Documents to the jurisdiction of the courts of the Supreme Court of the State of New York and of the United States District Court for the Southern District of New York (to the extent that they are so expressed) is valid and binding and will be upheld, recognised and given effect by the courts of any relevant jurisdiction (other than those of Ireland).

4.	Qualifications

The Opinions set out herein are subject to the following reservations:

General Matters

4.1	We express no opinion as to whether the Transaction Documents breach any other agreement or instrument save for the Memorandum and Articles of Association of the Company.

4.2	A particular course of dealing among the parties or an oral amendment, variation or waiver may result in an Irish court finding that the terms of the Transaction Documents have been amended, varied or waived even if such course of dealing or oral amendment, variation or waiver is not reflected in writing among the parties.

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4.3	No opinion is expressed on the irrevocability of any power of attorney under the Transaction Documents.

4.4	No opinion is expressed on any deed of assignment, transfer, accession or similar document executed after the date of this opinion in relation to any of the rights and obligations contained in the Transaction Documents.

4.5	No opinion is expressed on any deed or agreement envisaged by the Transaction Documents to be entered at a future date or any future action taken by a party under the Transaction Documents.

Taxes

4.6	The case law on the nature of a guarantee payments is equivocal, but in summary and on the basis that guarantee payments take their nature from the payment which they replace:

(a)	a payment under a guarantee in respect of a repayment of principal should not attract a requirement to withhold or deduct for or on account of Irish tax; and

(b)	a payment under a guarantee in respect of interest should be treated as being a payment of interest but, on the basis that such payment is beneficially owned by a company which is resident in an EU Member State (other than Ireland) or a country with which Ireland has signed a double tax treaty (a “Relevant Territory”), where:

(i)	residence is determined under the tax laws of the Relevant Territory,

(ii)	that Relevant Territory imposes a tax that generally applies to interest receivable in that Relevant Territory by companies from sources outside that Relevant Territory; and

(iii)	such company does not receive the interest through or in connection with a branch or agency in Ireland,

it should not attract a requirement to withhold or deduct for or on account of Irish tax.

It is possible, however, that guarantee payments would be treated as being “sui generis” (i.e. having their own nature) and not as taking their nature from the payment which they replace, an obligation to withhold would only arise if such payments were annual payments with an Irish source. In that regard:

(c)	if the guarantee is executed under seal and is physically located outside Ireland, the source of the payment should also be outside Ireland, (P.V. Murtagh (Inspector of Taxes) v Mr. Samuel Rusk 2005 IEHC 316);

(d)	a once off guarantee payment should not be viewed as an annual payment as it would lack the recurrent nature required to be so treated; and

(e)	any of a series of guarantee payments would be treated as “annual payments” (resulting in an obligation to make a withholding of 20% from the payment)

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unless the recipient receives the payments for the purposes of its trade and in this context, banks are usually regarded as traders in respect of all receipts from their banking business.

Due Diligence and Searches

4.7	Other than the Searches, we have not conducted any other searches whatsoever. We have conducted no due diligence nor checked the regulatory status or compliance of the Company or any of its affiliates or shareholders, or banks, or any other person. We have not conducted any due diligence on the status of any person (other than to the Company to the extent indicated above), and in particular have not considered any due diligence on the Agent, the Issuing Bank or the Lenders, or enquired or investigated as to whether they hold appropriate licenses or approvals.

Execution of Documents

4.8	We note the decision in the English case of R (on the application of Mercury Tax Ltd) v. Revenue and Customs Commissioners [2008] EWHC 2721. Although this decision will not be binding on the courts of Ireland it will be considered as persuasive authority. One of the decisions in that case would appear to indicate that a previously executed signature page from one document may not be transferred to another document, even where the documents in question are simply updated versions of the same document. Our Opinion is qualified by reference to the above referenced decision.

Guarantees

4.9	The provision by a company of a guarantee or indemnity or any equivalent covenant to pay the debts of another person could be construed by the courts of Ireland as constituting the carrying on of an assurance business, particularly if the relevant company receives payment in consideration of the provision of that guarantee or indemnity. In addition, it is an offence for a person to carry on an assurance business in Ireland without a licence, although following the repeal of Section 9 of the Insurance Act 1936 (as amended) it seems that a guarantee and/or indemnity given by a person who does not possess a licence would still be enforceable. We are of the view that it is unlikely that the courts of Ireland would consider the giving of the guarantee and indemnity by the Company pursuant to the Transaction Documents as constituting the carrying on of assurance business. We also note that the courts of Ireland have considered the giving of guarantees by group companies in the context of borrowings by another group company and have held that the directors of the guarantor may have regard to the interests of the group as a whole when deciding if it is to the commercial benefit of the guarantor to issue the guarantee. By implication, it would not be unreasonable to assume that the courts of Ireland do not consider the giving of a guarantee and indemnity in respect of another group company’s obligations as constituting the carrying on of assurance business. It should be noted that there has been UK case law to the effect that an isolated transaction could amount to carrying on business however, there has been contrasting case law in Ireland whereby it has been held that business “presupposes some sort of continuation of activity as contrasted with one or two isolated transactions”.

Sanctions

4.10

If a party to any Transaction Document or to any transfer of, or payment in respect of, the Transaction Documents is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which

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is the subject of United Nations, European Union or Irish sanctions or sanctions under the Treaty on the Functioning of the European Union, as amended, or is otherwise the target of any such sanctions, then obligations to that party under the relevant Transaction Documents or in respect of the relevant transfer or payment may be unenforceable or void.

Yours faithfully,

ARTHUR COX

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SCHEDULE

Transaction Documents

1.	Credit Agreement dated as of [—] 2013 between, among others, Mallinckrodt International Finance S.A. (as Borrower), from the Effective Date (as defined therein) the Company (as Guarantor), the Lenders party thereto (as Lenders), JPMorgan Chase Bank, National Association (as Administrative Agent), Goldman Sachs Bank USA (as Syndication Agent) and J.P. Morgan Securities LLC and Goldman Sachs Bank USA (as Joint Bookrunners and Joint Lead Arrangers) (the “Credit Agreement”);

2.	Parent Guarantor Supplement to the Credit Agreement dated as of [—] 2013 between the Company (as Guarantor) and [—] (the “Guarantor Supplement”);

3.	A certificate of the [Secretary/Assistant Secretary] of the Company (the “Closing Certificate”) attaching copies of:

(a)	the Company’s certificate of incorporation;

(b)	the Company’s memorandum and articles of association;

(c)	extracts of resolutions of the board of directors of the Company.

The documents listed at 1. and 2. above are collectively referred to as the “Transaction Documents”.

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